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                                                                     EXHIBIT 5.3

                     [BROWN, DREW & MASSEY, LLP LETTERHEAD]

                               January 18, 2002

Westport Resources Corporation
410 Seventeenth Street
Suite 2300
Denver, Colorado 80202

     Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as Wyoming counsel to Westport Finance Co., a Wyoming corporation formerly known as "Belco Finance Co." (the "SUBSIDIARY GUARANTOR"), in connection with the registration, pursuant to a registration statement on Form S-4 (as may be amended, the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), of (i) the proposed offer by Westport Resources Corporation, a Nevada corporation (the "COMPANY"), to exchange (the "EXCHANGE OFFER") all outstanding 8 1/4% Senior Subordinated Notes due 2011 ($275 million aggregate principal amount outstanding) (the "OLD NOTES") of the Company for new 8 1/4% Senior Subordinated Notes due 2011 ($275 million aggregate principal amount) (the "EXCHANGE NOTES") of the Company and (ii) the guarantee (the "SUBSIDIARY GUARANTEE") by the Subsidiary Guarantor of the Exchange Notes. The Old Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture (the "INDENTURE") dated as of November 5, 2001 among the Company, The Bank of New York, as Trustee, and certain guarantors (including the Subsidiary Guarantors) party thereto.

     We have examined originals or certified copies of such corporate records of the Subsidiary Guarantor and other certificates and documents of officials of the Subsidiary Guarantor, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

     1. The Subsidiary Guarantor is a corporation validly existing and in good standing under the laws of the State of Wyoming.

     2. The Subsidiary Guarantor has all power and authority necessary to execute and deliver the Indenture and to perform its obligations thereunder.

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     3.   The Subsidiary Guarantor has duly authorized, executed and delivered the Indenture.

     The opinion and other matters in this letter are qualified in their entirety and subject to the following:

     A. We express no opinion as to the laws of any jurisdiction other than the constitution, laws, rules and regulations and judicial and administrative decisions of the State of Wyoming.

     B.   We are members of the bar of the State of Wyoming.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       BROWN, DREW & MASSEY, LLP


                                       By:  /s/ J. KENNETH BARBE
                                           --------------------------------
                                           J. Kenneth Barbe, Partner